Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of KCG Holdings, Inc. of our report dated February 28, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of assets and liabilities of the business held for sale, discontinued operations and operating business segment realignment discussed in Note 1, as to which the date is May 12, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of Knight Capital Group, Inc., which is incorporated by reference in Amendment No. 4 to the Registration Statement on Form S-4 (No. 333-186624) of KCG Holdings, Inc. filed on May 24, 2013.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 1, 2013